MORGAN STANLEY
                             SPECTRUM SERIES







        December 2005
        Monthly Report










This Monthly Report supplements the Spectrum Funds' Prospectus dated April 25, 2005 and the Prospectus Supplement dated December 15, 2005.









                                                        Issued: January 31, 2006


[MORGAN STANLEY LOGO]

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                                                                                                               INCEPTION-  COMPOUND
                                                                                                                TO-DATE   ANNUALIZED
                   1991  1992   1993  1994  1995  1996  1997  1998   1999  2000   2001  2002  2003  2004  2005   RETURN     RETURN
FUND                 %     %      %     %     %     %     %     %      %     %      %     %     %     %     %       %         %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Currency   --    --     --    --    --    --    --    --     --   11.7   11.1   12.2  12.4 (8.0) (18.3)   17.8       3.0
                                                                         (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Global
Balanced            --    --     --  (1.7)  22.8 (3.6)  18.2  16.4   0.8    0.9   (0.3) (10.1)  6.2 (5.6)   4.2    52.3       3.8
                                    (2 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Select   31.2 (14.4)  41.6  (5.1)  23.6  5.3    6.2  14.2  (7.6)   7.1    1.7   15.4   9.6 (4.7)  (5.0)  174.5       7.3
               (5 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic  --    --     --   0.1   10.5 (3.5)   0.4   7.8  37.2  (33.1)  (0.6)   9.4  24.0  1.7   (2.6)   41.8       3.2
                                    (2 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Technical  --    --     --  (2.2)  17.6 18.3    7.5  10.2  (7.5)   7.8   (7.2)  23.3  23.0  4.4   (5.4)  123.6       7.5
                                    (2 mos.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
330 Madison Avenue, 8th Floor
New York, NY 10017
Telephone (212) 905-2700

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
DECEMBER 2005

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of December 31, 2005 was as follows:

FUND                         N.A.V.      % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency           $11.78                -5.08%
--------------------------------------------------------------------------------
Spectrum Global Balanced    $15.23                 0.10%
--------------------------------------------------------------------------------
Spectrum Select             $27.45                -0.74%
--------------------------------------------------------------------------------
Spectrum Strategic          $14.18                 3.15%
--------------------------------------------------------------------------------
Spectrum Technical          $22.36                -2.26%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   I WOULD ALSO LIKE TO TAKE THIS OPPORTUNITY TO INFORM YOU THAT WE ANTICIPATE SCHEDULE K-1 (FORM 1065) TAX FORMS REPORTING EACH LIMITED PARTNER'S SHARE OF THE PARTNERSHIP INCOME, LOSS AND DEDUCTIONS FOR CALENDAR YEAR 2005 WILL BE MAILED TO HOLDERS OF NON-IRA ACCOUNTS DURING THE LAST WEEK OF FEBRUARY. SHOULD YOU HAVE AN IRA ACCOUNT AND WISH TO RECEIVE A SCHEDULE K-1 TAX FORM, PLEASE CONTACT YOUR MORGAN STANLEY FINANCIAL ADVISOR.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

   Sincerely,

/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
SPECTRUM CURRENCY
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                     MONTH ENDED DECEMBER 31, 2005   YTD ENDED DECEMBER 31, 2005
                     -----------------------------   ---------------------------

Australian dollar                -0.58%                         -2.95%
British pound                    -0.84%                         -9.48%
Euro                              0.02%                         -1.86%
Japanese yen                     -1.78%                         12.46%
Swiss franc                       0.23%                           1.4%
Minor currencies                 -1.83%                        -12.86%

Note: Reflects trading results only and does not include fees or interest income.

         Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Australian dollar, Polish zloty, Brazilian real, Norwegian krone, and Czech koruna.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> The largest losses were incurred from long U.S. dollar positions versus the Japanese yen as the yen's value reversed higher during mid-month amid speculation that Japanese interest rates would head higher in 2006. Fostering this notion were forecasts from Bank of Japan Governor Toshihiko, who said that Japanese core consumer prices, among other signs signaling a deflation reversal, would most likely reflect a year-over-year rise during the first quarter of 2006 requiring officials to drop the current ultra-easy monetary policy in Japan.

> Additional losses stemmed from short U.S. dollar positions against the British pound as the pound's value weakened after the Bank of England indicated that a cut in its interest rates would likely take place in March of 2006.

> Further losses were experienced from short U.S. dollar positions against both the New Zealand and Australian dollars. The New Zealand dollar's value declined amid weaker-than-expected economic growth data combined with a lack of confidence for further interest rate hikes from the Reserve Bank of New Zealand. The Australian dollar's value was dragged lower by the drop in the New Zealand dollar.

--------------------------------------------------------------------------------
SPECTRUM CURRENCY
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING LOSSES: (CONTINUED)

> Short U.S. dollar positions against the Brazilian real and Mexican peso also recorded losses. The real weakened after investors considered the effects of the Brazilian government's decision to pay down $15.5 billion in debt to the International Monetary Fund, as well as continued U.S. dollar buying by Brazil's central bank, while the peso reversed lower on profit-taking after it nearly hit a two-and-a-half year high.

> Losses also resulted from long positions in the U.S. dollar versus the Polish zloty after the zloty's value reversed higher with the euro currency's value, which strengthened on expectations that the European Central Bank would move to raise euro zone interest rates.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Small gains were achieved from long U.S. dollar positions against the Swiss franc, primarily towards the end of the month, after the U.S. dollar's value gained slightly after U.S. consumer confidence, as measured by the University of Michigan survey, was revised up to 91.5 from 89.0 for the month of December.

--------------------------------------------------------------------------------
SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                     MONTH ENDED DECEMBER 31, 2005   YTD ENDED DECEMBER 31, 2005
                     -----------------------------   ---------------------------

Currencies                       -0.76%                         -3.21%
Interest Rates                   -0.54%                          0.87%
Stock Indices                     2.08%                          9.97%
Energies                         -0.45%                          0.29%
Metals                            0.14%                          0.05%
Agriculturals                    -0.35%                         -0.62%

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Within the global stock indices, Japanese and European stock index futures prices increased during the month amid a reduction in energy prices and anticipation that a strong holiday shopping season would improve the retail sectors for both economies. Strong investor optimism for continued improvement in the Japanese economy during 2006 also benefited Japanese equity prices. European stock markets also found support from the possibility of an end to U.S. interest rate increases. As such, gains were recorded from long positions in both Japanese and European stock index futures.

> Gains in the metals markets were established from long futures positions in base metals, notably copper and nickel, as prices trended higher on news of weak global supplies and consistent demand from China.

--------------------------------------------------------------------------------
SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the currency sector, the largest losses were incurred from short U.S. dollar positions against both the New Zealand and Australian dollars after the New Zealand dollar's value declined amid weaker-than-expected economic growth data combined with a lack of confidence for further interest rate hikes from the Reserve Bank of New Zealand. Smaller losses stemmed from long U.S. dollar positions versus the Japanese yen. The yen's value reversed higher during mid-month amid speculation that Japanese interest rates would rise in 2006. The Australian dollar's value was dragged lower against the U.S. currency due to the drop in the value of the New Zealand dollar. Cross-rate positions between the Australian dollar and New Zealand dollar were also unprofitable for the month.

> In the global interest rate futures markets, short futures positions in global interest rates experienced losses after global fixed-income prices moved higher. European fixed income prices moved higher after inflation fears for the euro zone diminished the possibility that the European Central Bank would take a more aggressive stance with future interest rate increases. Within Japanese bond markets, prices dropped early in the month on strength in the equity markets but then recovered and strengthened later amid a lower-than-expected improvement in business sentiment at Japan's large manufacturers. U.S. Treasury note prices advanced after the U.S. Federal Open Market Committee's policy meeting, where policy makers dropped references to "accommodation" in the accompanying policy statement causing bond market participants to speculate that the 18-month tightening cycle of U.S. interest rates was possibly nearing its end.

> Losses in the energy markets resulted primarily from short futures positions in crude oil and its related products after prices finished higher on news from the International Energy Agency reflecting that lower prices had encouraged a rebound in energy demand. Pushing crude oil prices further upwards was a bullish energy outlook for 2006 from the Energy Information Administration. Elsewhere in the energy markets, long futures positions in natural gas experienced losses as prices reversed sharply lower due to weak demand, mild weather in Europe and the U.S., and the release of U.S. government data which showed a smaller-than-expected decline in supplies.

> Smaller losses were recorded in the agricultural markets from short futures positions in corn after prices advanced on reports of strong demand and news of weaker-than-expected supplies from the U.S. Department of Agriculture.

--------------------------------------------------------------------------------
SPECTRUM SELECT
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                     MONTH ENDED DECEMBER 31, 2005   YTD ENDED DECEMBER 31, 2005
                     -----------------------------   ---------------------------

Currencies                        -2.13%                        -5.51%
Interest Rates                    -0.67%                        -0.91%
Stock Indices                      1.39%                         4.35%
Energies                          -0.47%                         1.00%
Metals                             1.65%                         3.35%
Agriculturals                     -0.23%                        -0.62%

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the currency sector, the largest losses were incurred from long U.S. dollar positions versus the Japanese yen as the yen's value reversed higher during mid-month amid speculation that Japanese interest rates would tick upwards in 2006. Fostering this notion were forecasts from Bank of Japan Governor Toshihiko, who said that Japanese core consumer prices, among other signs signaling a deflation reversal, would most likely reflect a year-over-year rise during the first quarter of 2006 requiring officials to drop the current ultra-easy monetary policy in Japan. Losses also stemmed from short U.S. dollar positions against the British pound, the New Zealand dollar, and the Mexican peso. The British pound's value weakened after the Bank of England indicated that a cut in its interest rates would likely take place in March of 2006. Meanwhile, the New Zealand dollar's value declined amid weaker-than-expected economic growth data combined with a lack of confidence for further interest rate hikes from the Reserve Bank of New Zealand. Finally, the Mexican peso's value reversed lower on profit-taking after it hit a nearly two-and-a-half year high.

--------------------------------------------------------------------------------
SPECTRUM SELECT
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING LOSSES: (CONTINUED)

> In the global interest rate futures markets, short futures positions in global interest rates experienced losses after global fixed-income prices moved higher. European fixed income prices moved higher after inflation fears for the euro zone diminished the possibility that the European Central Bank would take a more aggressive stance with future interest rate increases. U.S. Treasury bond and note prices advanced after the U.S. Federal Open Market Committee's policy meeting, where policy makers dropped references to "accommodation" in the accompanying policy statement causing bond market participants to speculate that the 18-month tightening cycle of U.S. interest rates was possibly nearing its end.

> Losses in the energy markets resulted primarily from long futures positions in natural gas as prices reversed sharply lower due to weak demand, mild weather in Europe and the U.S., and the release of U.S. government data which showed a smaller-than-expected decline in supplies. Elsewhere in the energy markets, short futures positions in crude oil and its related products also returned losses after prices finished higher on news from the International Energy Agency reflecting that lower prices had encouraged a rebound in energy demand. Pushing crude oil prices further upwards was a bullish energy outlook for 2006 from the Energy Information Administration.

> Smaller losses were recorded in the agricultural markets from short futures positions in corn, soybeans and soybean related products after prices advanced on reports of strong demand and news of weaker-than-expected supplies from the U.S. Department of Agriculture.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were recorded in the metals markets from long futures positions in base and precious metals. Base metals prices, notably aluminum, copper, and zinc, continued to trend higher on news of weak global supplies and consistent demand from China. Precious metals prices, particularly gold and silver, were driven higher as market participants focused on strong physical and investment demand, increasing geopolitical concerns, and the potential for a decline in the value of the U.S. dollar.

> Within the global stock indices, European and Japanese stock index futures prices increased during the month amid a reduction in energy prices and anticipation that a strong holiday shopping season would improve the retail sectors for both economies. European stock markets also found support from the possibility of an end to U.S. interest rate increases. Strong investor optimism for continued improvement in the Japanese economy during 2006 also benefited Japanese equity prices. As such, gains were recorded from long positions in both European and Japanese stock index futures.

--------------------------------------------------------------------------------
SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                     MONTH ENDED DECEMBER 31, 2005   YTD ENDED DECEMBER 31, 2005
                     -----------------------------   ---------------------------

Currencies                        -2.15%                       -11.19%
Interest Rates                    -0.44%                         0.42%
Stock Indices                      0.36%                         1.26%
Energies                           0.90%                         1.12%
Metals                             2.62%                         6.87%
Agriculturals                      3.29%                         2.45%

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains established in the agricultural markets resulted from long futures positions in sugar after prices trended higher throughout the month in response to the European Union's refusal to amend its less-than-expected price reduction of sugar, favorable weather in global growing regions, and news that Brazil, a major global exporter of sugar, intended to use the majority of its sugar crop to produce ethanol. General expectations for a third consecutive world production deficit in 2006 also contributed to stronger prices.

> Gains in the metals markets were established from long futures positions in precious and base metals. Prices for precious metals, particularly gold and silver, were driven higher as market participants focused on strong physical and investment demand, increasing geopolitical concerns, and the potential for a decline in the value of the U.S. dollar. Base metals prices, notably zinc, aluminum, and copper, continued to trend higher on news of weak global supplies and consistent demand from China.

> In the energy markets, long futures positions in unleaded gas achieved gains as prices finished higher after news from the International Energy Agency reflected that lower prices had encouraged a rebound in energy demand. Pushing prices further upwards was a bullish energy outlook for 2006 from the Energy Information Administration.

--------------------------------------------------------------------------------
SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING GAINS: (CONTINUED)

> Within the global stock indices, European stock index futures prices increased during the month amid a reduction in energy prices and anticipation that a strong holiday shopping season would improve the retail sectors for the European economy. European stock markets also found support from the possibility of an end to U.S. interest rate increases. As such, gains were recorded from long positions in European stock index futures.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the currency sector, the largest losses were incurred from long U.S. dollar positions versus the Japanese yen, euro, and Swiss franc. The yen's value reversed higher during mid-month amid speculation that Japanese interest rates would move upwards in 2006. Fostering this notion were forecasts from Bank of Japan Governor Toshihiko, who said that Japanese core consumer prices, among other signs signaling a deflation reversal, would most likely reflect a year-over-year rise during the first quarter of 2006 requiring officials to drop the current ultra-easy monetary policy in Japan. The value of the euro, Swiss franc, and other European currencies increased against the U.S. dollar during mid-month on the possibility that the European Central Bank would raise interest rates in 2006. Sector losses also stemmed from short U.S. dollar positions against the British pound as the pound's value weakened after the Bank of England indicated that a cut in its interest rates would likely take place in March of 2006.

> In the global interest rate futures markets, short futures positions in global interest rates experienced losses after global fixed-income prices moved higher. U.S. fixed-income prices advanced after the U.S. Federal Open Market Committee's policy meeting, where policy makers dropped references to "accommodation" in the accompanying policy statement causing bond market participants to speculate that the 18-month tightening cycle of U.S. interest rates was possibly nearing its end. Within Japanese bond markets, prices dropped early in the month on strength in the equity markets but then recovered and strengthened later amid a lower-than-expected improvement in business sentiment at Japan's large manufacturers.

--------------------------------------------------------------------------------
SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

   [THE FOLLOWING DATA POINTS REPRESENT A BAR CHART IN THE PRINTED DOCUMENT.]

                     MONTH ENDED DECEMBER 31, 2005   YTD ENDED DECEMBER 31, 2005
                     -----------------------------   ---------------------------

Currencies                        -3.35%                        -3.28%
Interest Rates                    -1.42%                        -1.86%
Stock Indices                      1.26%                         3.88%
Energies                          -0.82%                          1.3%
Metals                             2.17%                         5.61%
Agriculturals                      0.22%                        -4.41%

Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> In the currency sector, the largest losses were incurred from long U.S. dollar positions versus the Japanese yen and euro. The yen's value reversed higher during mid-month amid speculation that Japanese interest rates would move upwards in 2006. Fostering this notion were forecasts from Bank of Japan Governor Toshihiko, who said that Japanese core consumer prices, among other signs signaling a deflation reversal, would most likely reflect a year-over-year rise during the first quarter of 2006 requiring officials to drop the current ultra-easy monetary policy in Japan. The value of the euro increased against the U.S. dollar during mid-month on the possibility that the European Central Bank would raise rates in 2006. Sector losses also stemmed from short U.S. dollar positions against the British pound as the pound's value weakened after the Bank of England indicated that a cut in its interest rates would likely take place in March of 2006. Finally, smaller losses stemmed from short U.S. dollar positions against both the Australian and New Zealand dollars.

--------------------------------------------------------------------------------
SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING LOSSES: (CONTINUED)

> In the global interest rate futures markets, short futures positions in global interest rates experienced losses after global fixed-income prices moved higher. U.S. fixed-income prices advanced after the U.S. Federal Open Market Committee's policy meeting, where policy makers dropped references to "accommodation" in the accompanying policy statement causing bond market participants to speculate that the 18-month tightening cycle of U.S. interest rates was possibly nearing its end. European fixed income prices moved higher after inflation fears for the euro zone diminished the possibility that the European Central Bank would take a more aggressive stance with future interest rate increases. Within Japanese bond markets, prices dropped early in the month on strength in the equity markets but then recovered and strengthened later amid a lower-than-expected improvement in business sentiment at Japan's large manufacturers.

> Losses in the energy markets resulted from long futures positions in natural gas as prices reversed sharply lower during December due to weak demand, mild weather in Europe and the U.S., and the release of U.S. government data which showed a smaller-than-expected decline in supplies.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were recorded in the metals markets from long futures positions in base and precious metals. Base metals prices, notably aluminum, copper, and zinc, continued to trend higher on news of weak global supplies and consistent demand from China. Precious metals, particularly gold and silver, were driven higher as market participants focused on strong physical and investment demand, increasing geopolitical concerns, and the potential for a decline in the value of the U.S. dollar.

> Within the global stock indices, European and Japanese stock index futures prices increased during the month amid a reduction in energy prices and anticipation that a strong holiday shopping season would improve the retail sectors for both economies. European stock markets also found support from the possibility of an end to U.S. interest rate increases. Strong investor optimism for continued improvement in the Japanese economy during 2006 also benefited Japanese equity prices. As such, gains were recorded from long positions in both European and Japanese stock index futures.

> Gains were recorded in the agricultural markets from long futures positions in sugar after prices trended higher throughout the month in response to the European Union's refusal to amend its less-than-expected price reduction of sugar, favorable weather in global growing regions, and news that Brazil, a major global exporter of sugar, intended to use the majority of its sugar crop to produce ethanol. General expectations for a third consecutive world production deficit in 2006 also contributed to stronger prices.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED DECEMBER 31, 2005 (UNAUDITED)

                                                            MORGAN STANLEY                          MORGAN STANLEY
                                                           SPECTRUM CURRENCY                    SPECTRUM GLOBAL BALANCED
                                                   -----------------------------------    ------------------------------------
                                                                      PERCENTAGE OF                          PERCENTAGE OF
                                                                     DECEMBER 1, 2005                       DECEMBER 1, 2005
                                                                        BEGINNING                              BEGINNING
                                                      AMOUNT         NET ASSET VALUE         AMOUNT         NET ASSET VALUE
                                                   -----------------------------------    ------------------------------------
                                                         $                  %                   $                 %
INVESTMENT INCOME
    Interest income (Note 2)                           559,983             .25                149,040             .33
                                                   -----------            ----            -----------            ----

EXPENSES
    Brokerage fees (Note 2)                            862,131             .38                171,976             .38
    Management fees (Note 3)                           374,840             .17                 46,734             .10
                                                   -----------            ----            -----------            ----
        Total Expenses                               1,236,971             .55                218,710             .48
                                                   -----------            ----            -----------            ----

NET INVESTMENT LOSS                                   (676,988)           (.30)               (69,670)           (.15)
                                                   -----------            ----            -----------            ----

TRADING RESULTS
Trading profit (loss):
    Realized                                        (2,164,538)           (.96)             2,142,048            4.77
    Net change in unrealized                        (8,584,479)          (3.82)            (2,028,312)          (4.52)
                                                   -----------            ----            -----------            ----
        Total Trading Results                      (10,749,017)          (4.78)               113,736             .25
                                                   -----------            ----            -----------            ----
NET INCOME (LOSS)                                  (11,426,005)          (5.08)                44,066             .10
                                                   ===========            ====            ===========            ====

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED DECEMBER 31, 2005 (UNAUDITED)


                                                 MORGAN STANLEY                                  MORGAN STANLEY
                                                SPECTRUM CURRENCY                           SPECTRUM GLOBAL BALANCED
                                  -------------------------------------------      ------------------------------------------
                                                                       PER                                              PER
                                      UNITS          AMOUNT            UNIT            UNITS          AMOUNT            UNIT
                                      -----          ------            ----            -----          ------            ----
                                                        $               $                               $                $
Net Asset Value,
    December 1, 2005              18,126,919.346   224,903,836         12.41       2,947,910.124    44,863,405         15.22
Net Income (Loss)                             --   (11,426,005)         (.63)             --            44,066           .01
Redemptions                         (538,733.265)   (6,346,278)        11.78         (55,918.878)     (851,644)        15.23
Subscriptions                        115,042.776     1,355,204         11.78          19,435.234       295,999         15.23
                                  --------------   -----------                     ------------     ----------
Net Asset Value,
    December 31, 2005             17,703,228.857   208,486,757         11.78       2,911,426.480    44,351,826         15.23
                                  ==============   ===========                     =============    ==========



The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
FOR THE MONTH ENDED DECEMBER 31, 2005 (UNAUDITED)

                                          MORGAN STANLEY                  MORGAN STANLEY                    MORGAN STANLEY
                                          SPECTRUM SELECT               SPECTRUM STRATEGIC                SPECTRUM TECHNICAL
                                   ----------------------------     ----------------------------      ----------------------------
                                               PERCENTAGE OF                    PERCENTAGE OF                     PERCENTAGE OF
                                              DECEMBER 1, 2005                 DECEMBER 1, 2005                  DECEMBER 1, 2005
                                                 BEGINNING                        BEGINNING                         BEGINNING
                                     AMOUNT   NET ASSET VALUE         AMOUNT   NET ASSET VALUE          AMOUNT   NET ASSET VALUE
                                   ----------------------------     ----------------------------      ----------------------------
                                        $            %                   %            $                    %            %
INVESTMENT INCOME
    Interest income (Note 2)        1,417,446        .26                445,924        .27              1,887,335        .25
                                  -----------       ----            -----------       ----            -----------       ----

EXPENSES
    Brokerage fees (Note 2)         2,730,072        .50                837,558        .50              3,775,150        .50
    Management fees (Note 3)        1,295,496        .24                381,027        .23              1,629,190        .21
    Incentive fee (Note 3)                 --         --                 1,704,356    1.02                     --         --
                                  -----------       ----            -----------       ----            -----------       ----
        Total Expenses              4,025,568        .74              2,922,941       1.75              5,404,340        .71
                                  -----------       ----            -----------       ----            -----------       ----

NET INVESTMENT LOSS                (2,608,122)      (.48)            (2,477,017)     (1.48)            (3,517,005)      (.46)
                                  -----------       ----            -----------       ----            -----------       ----

TRADING RESULTS
Trading profit (loss):
    Realized                       27,703,366       5.07              8,317,227       4.97             56,855,970       7.53
    Net change in unrealized      (29,122,594)     (5.33)              (562,541)      (.34)           (70,407,030)     (9.33)
                                  -----------       ----            -----------       ----            -----------       ----
        Total Trading Results      (1,419,228)      (.26)             7,754,686       4.63            (13,551,060)     (1.80)
                                  -----------       ----            -----------       ----            -----------       ----
NET INCOME (LOSS)                  (4,027,350)      (.74)             5,277,669       3.15            (17,068,065)     (2.26)
                                  ===========       ====            ===========       ====            ===========       ====

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
FOR THE MONTH ENDED DECEMBER 31, 2005 (UNAUDITED)

                                 MORGAN STANLEY                       MORGAN STANLEY                     MORGAN STANLEY
                                 SPECTRUM SELECT                    SPECTRUM STRATEGIC                  SPECTRUM TECHNICAL
                       -----------------------------------  ----------------------------------- -----------------------------------
                                                     PER                                  PER                                 PER
                           UNITS         AMOUNT      UNIT       UNITS         AMOUNT      UNIT      UNITS         AMOUNT      UNIT
                           -----         ------      ----       -----         ------      ----      -----         ------      ----
                              $             $         $            $             $         $           $             $         $
Net Asset Value,
    December 1, 2005   19,748,109.874  546,014,332   27.65  12,187,981.803  167,511,529  13.74  32,997,467.641  755,030,094   22.88
Net Income (Loss)                  --   (4,027,350)   (.20)            --     5,277,669    .44              --  (17,068,065)   (.52)
Redemptions              (489,612.115  (13,439,853)  27.45    (318,406.582   (4,515,005) 14.18  (1,022,506.920  (22,863,255)  22.36
Subscriptions             162,302.868    4,455,213   27.45      95,313.502    1,351,545  14.18     371,973.114    8,317,319   22.36
                       --------------  -----------          --------------  -----------         --------------  -----------
Net Asset Value,
    December 31, 2005  19,420,800.627  533,002,342   27.45  11,964,888.723  169,625,738  14.18  32,346,933.835  723,416,093   22.36
                       =============   ===========          ==============  ===========         ==============  ===========



The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(UNAUDITED)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Currency's clearing commodity broker is MS & Co. For Spectrum Strategic, Morgan Stanley Capital Group Inc. ("MSCG") acts as the counterparty on all of the options on foreign currency forward contracts. Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, Morgan Stanley DW pays each Partnership interest income equal to 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 6.00% (a 6.00% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative, and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six months after the closing at which a person first becomes a limited partner. The Request for Redemption must be delivered to a limited partner's local Morgan Stanley Branch Office in time for it to be forwarded and received by the General Partner before the last day of the month in which the redemption is to be effective. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)


DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic, and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc.
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts (Trading Advisor), Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")
  Winton Capital Management Limited ("Winton")

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONTINUED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to EMC, Northfield, Rabar, and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE.Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to its sole trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to EMC, Northfield, Rabar, and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
(CONCLUDED)

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.



MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR COMPLETE INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                           Demeter Management Corporation
                           330 Madison Avenue, 8th Floor
                           New York, NY 10017



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